Exhibit 99.2

                    EMERGISOFT HOLDING, INC. AND SUBSIDIARIES

                             FORM 10-SB INFORMATION

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                                                             Contents


Description of Business...........................................................................................1
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         Overview.................................................................................................1
         Forward-Looking Statements...............................................................................1
         Business of Emergisoft...................................................................................2
         The Market...............................................................................................3
         Industry Trends..........................................................................................4
         Competition..............................................................................................5
         Physician Advisory Committee.............................................................................6
         Government Regulation....................................................................................6
         Employees................................................................................................6
         Recent Development.......................................................................................6
Management's Discussion and Analysis..............................................................................7
         Results of Operation for the Three Months Ended March 31, 2001 Compared to
              the Three Months Ended March 31, 2000...............................................................7
         Results of Operation for the Year Ended December 31, 2000 Compared to
              the Year Ended December 31, 1999....................................................................9
         Liquidity and Capital Resources.........................................................................10
         Risk Factors............................................................................................10
Description of Property..........................................................................................14
Security Ownership of Certain Beneficial Owners and Management...................................................14
Directors and Executive Officers.................................................................................16
Executive Compensation...........................................................................................19
         Summary Compensation Table..............................................................................20
         Stock Options Granted in 2000...........................................................................21
         Stock Option Exercises and Fiscal Year-End Option Values................................................22
         Employment Agreements...................................................................................22
Certain Relationships and Related Transactions...................................................................24
         Kropf Share Acquisition.................................................................................24
         Woodcrest Consulting Agreement..........................................................................24
         InfoSphere Services Agreement...........................................................................24
         Common Stock Purchase Agreement.........................................................................24
         Berlwood/Woodcrest Financing............................................................................25
Description of Securities........................................................................................25
         Common Stock............................................................................................25
         Warrants................................................................................................25
         10% Convertible Notes...................................................................................26
         Options.................................................................................................26
Market Price of and Dividends on Common Equity and Other Stockholder Matters.....................................26
         Market Information......................................................................................26
         Holders.................................................................................................27
         Dividends...............................................................................................27
Legal Proceedings................................................................................................27
Recent Sales of Unregistered Securities..........................................................................28
Indemnification of Directors and Officers........................................................................29
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                             Description of Business

Overview

     We were incorporated under the laws of the State of Colorado in 1989 but became inactive in July 1997. In 2001, we created and later merged with a Nevada subsidiary and became a Nevada corporation.

     In May 2001, we changed our name from Pierce International Discovery, Inc. to Emergisoft Holding, Inc. In addition, on May 25, 2001, EMS Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, merged with and into
Emergisoft Holding, Inc., a Delaware corporation. In accordance with an Agreement and Plan of Merger, we issued one share of our common stock in exchange for each one share of Emergisoft common stock outstanding immediately prior to the closing of the transaction. Pursuant to a Share Cancellation
Agreement by and between us, Emergisoft and Robert Kropf, our primary stockholder prior to the merger, 23,364,725 of his shares were canceled effective upon the consummation of the merger. The former stockholders of Emergisoft now own approximately 94.6% of our common stock.

     As a result of the Merger, we are now a holding company with Emergisoft as a wholly-owned subsidiary. Emergisoft also has a wholly-owned subsidiary, Emergisoft Corporation, a Delaware corporation. We and our direct and indirect subsidiaries operate from our principal offices in Arlington, Texas. In the remainder of this document the terms "we," "our," and "us" refer to Emergisoft Holding, Inc., a Nevada corporation, and, where appropriate, to our direct and indirect subsidiaries. The term "Emergisoft" refers to Emergisoft Holding, Inc., a Delaware corporation and its direct subsidiary.

Forward-Looking Statements

     This document contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.

     Words such as, "expects," "anticipates," "estimates," "believes" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below.

     Our expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, including, without limitation, our examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our expectations, beliefs or projections will result, be achieved or be accomplished.

     In addition to other factors and matters discussed elsewhere in this document, the following are important factors that, in our view, could have material adverse effects on our financial condition and results of operations: the risk factors discussed in this document; general economic, market or business conditions; changes in laws or regulations; acceptance of our principal software product, CareLyncED (TM), by the marketplace; competition from developers of software products which perform functions similar to the functions performed by CareLyncED (TM); the successful implementation of CareLyncED (TM) in hospital emergency rooms who choose to utilize it; and our ability to raise capital in sufficient amounts and on acceptable terms.


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Business of Emergisoft

     Emergisoft develops and markets software products directly to the emergency departments of hospitals in the United States. The products automate the antiquated pen and paper-based process of moving patients through the emergency department (ED). The software is intuitive and is designed by physicians and clinicians to emulate the systems currently in use. Additionally, it is designed to be faster, reduce medical errors, increase hospital revenue through improved reimbursement and improve patient care due to more accurate charting.

     Emergisoft's CareLyncED (TM) product has been under continuous development for a decade, and will replace Emergisoft's current DOS-based product during 2001 upon completion of final testing early in the third quarter of the year. It is the only product on the market that originated as a full-function electronic medical record (EMR), with its ancillary system functions, such as triage, patient tracking and discharge processing being derived from the EMR. In contrast, the majority of the vendors in this arena today originated as single ED process solution products (e.g., triage, tracking or discharge) and are currently engaged in attempting to reverse engineer themselves into full-function EMRs. We believe this distinction between CareLyncED (TM) and the rest of the products currently available is most evident in the sophistication and cross-integration of the database structure, the embedded Health Care Finance Administration (HCFA) documentation criteria rules-driven clinical data collection prompting, the workability of the user interface and the robustness of CareLyncED (TM)'s management information reporting.

     As an additional tool to win the buy-in of physician groups Emergisoft has developed GroupLyncEM (TM), a companion set of databases linked to CareLyncED
(TM), which assists physician groups in managing their group practice. We believe GroupLyncEM (TM) (EM for emergency medicine) will enable the provider group to more efficiently manage its recruiting, credentialing, scheduling, intra-group communications, patient complaint evaluation and management, ED provider practice profiling and ED provider Relative Value Unit (RVU) based productivity compensation. This suite of management tools would typically be cost-prohibitive for the small EM groups staffing one or two hospitals, and groups such as this staff more than two-thirds of all EDs.

     The CareLyncED (TM) system is based upon a state of the art full-function, fully relational EMR database. It is configured to use with a stylus pen at the bedside on a wireless notebook size hand-held computer. Patient care data collection is driven whenever possible by templates or documentation guides
(DGs). The amount and complexity of the data now required for high quality patient care processes and optimum reimbursement is such that the best possible approach in our opinion is one that prompts the provider for the specific pieces of information needed for the patient in question. It is specifically the lack of prompting that makes voice dictation a relatively poor ED documentation solution even in the face of its top dollar cost. For example, within the CareLyncED (TM) system, when a patient presents with the complaint of chest pain, most of the nursing questions that are prompted are tailored to the issues of chest pain. The physician in turn follows a DG that is tailored to the information that needs to be recorded in the case of a patient with chest pain, as are the patient orders, the test interpretation notes, the procedure notes and all other areas of the patient's clinical record. Other DGs can be accessed when there are multiple problems, but it is the prompting of complete information that is the core competency of the system.

     We believe pen or stylus-based systems like CareLyncED (TM) have a significant edge over all other input approaches currently in use. Studies have indicated that the average current productivity of voice-activated input is approximately 65 words per minute, free form dictation 170 words per minute and pen-based systems 300 words per minute. The CareLyncED (TM) system takes this measure of productivity to a new level by utilizing an innovative graphic interface for text capture that dramatically reduces the

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number of system  interactions  required to  generate a given  amount of textual
(medical record) information. If, for example, the user wants to say that there is a 2.5 centimeter laceration on the left upper anterior forearm, most systems would require the user to separately specify the number of centimeters, the information that this is a laceration versus an abrasion or something else, that it is located on the left as opposed to the right forearm, that the location is on the upper verses the lower part of the left forearm, that the location is anterior as opposed to posterior, and that the user is finished with his input - a minimum of six keystrokes. In the CareLyncED (TM) system the same task is accomplished by selecting an icon whose meaning is laceration and using it to draw the injury on the appropriate part of the body that is depicted in a graphic image. As the user drags and draws the laceration, the system automatically calculates the length of the laceration in centimeters and captures the text behind the graphic image that indicates that the laceration is on the left upper anterior forearm. Thus, the user accomplishes in two keystrokes what takes six in most other systems, and in CareLyncED (TM) the user also has a permanent drawing of the actual location and extent of the wound. We believe that no other system vendor has anything approaching this kind of technological breakthrough.

     With all of the patient's clinical information in a single interactive database it becomes easy to overlay many other functions that are impossible with a paper record. Examples of this are automatic coding, alerts and cross checks for medical error prevention and highly sophisticated provider practice profiling reports.

     It is likely that the complexity of ED medical practice will continue to become more complex. While voice activated technology is being touted by some as the ultimate ED documentation solution, we do not believe that it is, primarily because of the lack of prompting. We believe voice activated technology will continue to fall short of its promise and will likely never work well in the noisy chaotic environment that is the ED most of the time. At this point we see no new technology on the horizon that will materially alter the possible solutions to the unique problems addressed by CareLyncED (TM).

The Market

     There are roughly 5,000 EDs in the United States and approximately the same number of convenience care/urgent care facilities. Whereas the former are almost all hospital-based, the latter are primarily located at some distance from the hospital and many are designed to function as feeder facilities through some type of loose hospital affiliation. The similarities in these two types of facilities primarily center on the unscheduled, episodic nature of their patients' problems, while they differ in that convenience care/urgent care facilities typically take no true emergencies or ambulance cases.

     Of these 10,000 facilities nationwide, fewer than one hundred currently operate with anything approaching comprehensive computerization of the ED/urgent care medical care process. Most of these one hundred have developed their own proprietary systems over years of effort and at significant institutional cost. No commercially available product yet has won the support of a significant number of these facilities.

     Any ED or convenience care/urgent care facility seeing 25,000 or more patients per year is a prime candidate to benefit from the CareLyncED (TM) legacy system. Legacy system means a client-server intranet system wherein the primary server is co-located with the facility using it. There are presently 5,000 EDs and convenience care/urgent care facilities with patient volumes in excess of 25,000 per year, and these represent the primary market for CareLyncED
(TM).

     As the primary CareLyncED (TM) market is penetrated, we intend to migrate the Emergisoft product to a web-based application service provider (ASP) format. In an ASP product, the server is remote from the clients and it is typically accessed over the web and bought based on a per-transaction fee. Such an


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     ASP format would make the EDs and convenience care/urgent care centers with lower patient volumes potential CareLyncED (TM) customers as well. Beyond this we see an opportunity to provide a similar system to a variety of primary care office-based practices.

Industry Trends

     The coming release of CareLyncED (TM) is timed to enter the market at the intersection of eight major healthcare industry trends. Whereas ED practice information and management systems may have been viewed as optional in the past, we believe that the eight trends will mandate such a system for the future. These eight trends are the following:

     o All-time record ED patient volumes. ED resources are increasingly becoming overwhelmed by all-time record patient demand. To our knowledge, never before has there been greater pressure to accomplish more with less. We believe CareLyncED (TM) can provide the robust management information reporting that is necessary to bring greater efficiency to the operation of all EDs.

     o Hospital and physician document driven reimbursement. With the advent of federal healthcare program outpatient prospective payment via Ambulatory Payer Classifications (APC) in August of 2000, reimbursement for hospital outpatient services (such as those in the ED) is determined by the content of the medical record. Emergency physicians have confronted this reality since 1995 when the HCFA instituted its Resource Based Relative Value System (RBRVS) for managing physician reimbursement. This new alignment of interests centered on the content of the medical record is expected to make it much easier to sell the value of the CareLyncED (TM)system to both the hospital and the physicians engaged in the delivery of ED services.

     o Cost reduction over revenue enhancement. The net effect of both the movement toward managed care and the government's outpatient prospective payment system is to further fix the revenue side of the ED profitability equation. When the revenue per visit is relatively fixed, cost reduction management efforts are more immediate in their effect and of much greater value than would be similar efforts aimed at revenue enhancement strategies. Relatively fixed revenues are currently one of the biggest challenges confronting EDs.

     o The need for evidence-based medical decision-making. Medical decision-making has historically been unstructured, leaving the majority of spending decisions in the hands of each individual practitioner to practice his art as he sees fit. Increasingly, however, studies in this area have indicated that many spending decisions are made based upon incomplete data, individual misunderstanding or perceived risk. Evidence-based medical decision-making reduces spending by interposing a standard decision-making methodology between the provider's decision to order a given medical test or therapy and the actual spending action itself. These standard decision-making methodologies are increasingly evident in the medical literature and they often carry the added bonus of some degree of malpractice liability protection due to their general acceptance as practice standards. CareLyncED (TM) can provide the real-time interactivity with the provider's actions to interpose a decision-making standard prior to the execution of spending decision orders.


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     o    The increasing  complexity of the reimbursement system. The average ED interacts with more than seventy different  payers,  each of whom have
          multiple  medical  plan  products.   Paper-based   systems  have  been
          overwhelmed for some time now in trying to cope with this degree of complexity. CareLyncED (TM) facilitates improved management of the profusion of information. Many managed care plans are willing to pay a bonus or premium for high quality care, but only if the hospital's systems can measure it and report it.

     o Rule-based diagnosis and procedure coding. With the advent of APC there is now a plethora of rules governing how the hospital and the physician group is to code for the resources they expend on the care of each patient. In an electronic medical record environment these rules can be arithmetically expressed and the proper codes derived automatically. We believe CareLyncED (TM) provides the added advantage of a continuous compliance audit trail so there is never a question of billing fraud and abuse exposure.

     o The need for a real-time practice information system to significantly impact medical error prevention. The recent Institute of Medicine report alleging over 100,000 patient deaths per year due to medical errors has received wide press coverage. The public is demanding action. At the same time, most ED practitioners know that little progress is possible in this area without harnessing the decision support and continuous error checking powers of a computerized system. Paper-based systems are overwhelmed and fraught with deficiencies that no amount of management intensity can possibly correct.

     o The increasing computer literacy of healthcare professionals. As recently as five years ago a majority of healthcare professionals were unfamiliar with computers. With the advent of the web, e-mail and various other advances, this is no longer true today. We believe healthcare professionals are more open than ever before to the power of computers and to the possibility that they might improve the quality of their medical practice.

Competition

     While there are perhaps fifty competitors offering ED products that deal with some aspect of the ED medical care process, there are no more than a handful of vendors attempting to field a full-function system such as CareLyncED
(TM). MedHost has perhaps one hundred installations of its system but currently lacks physician documentation capability. CyberPlus has approximately the same number of customers and is in the process of beta testing some parts of its physician documentation solution. Our current market intelligence shows that no one has more full-function installations than does Emergisoft (TM) with its original DOS-based product. The field remains wide open for an industry standard setter and we intend for that to be CareLyncED (TM).

     Emergisoft currently has installations of its original DOS-based product at several high profile and prestigious hospitals, such as: Mt. Sinai and St
Vincent's in New York City; The Oakwood System in Detroit; and The Riverside System in Newport News.


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Physician Advisory Committee

     Emergisoft has an established physician advisory committee. This committee of well-known, respected national doctors will assist Emergisoft in future product development, offering the perspectives of ED physicians across the country. The group is composed of Dr. Ron Hellstern, founder of PrimaCare and MEPA, Dallas, Texas; Dr. Michael Bain, TriHealth Emergency Services, a four-hospital group in Cincinnati, Ohio; Dr. Eduardo Gonzales, Medical Director of St. Vincents Hospital in Manhattan, New York; Dr. Paul Jordan, Medical Director at St. Elizabeth Hospital in Elizabeth, New Jersey; and Dr. Michael Bourland of Summit Medical Services in Atlanta, Georgia.

Government Regulation

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. For example, the recently issued rules under the Health Information Portability and Accountability Act of 1996 (HIPAA) will have a direct impact on the healthcare industry by requiring identifiers and standardized transactions/code sets and necessary security and privacy measures in order to ensure the protection of patient health information. These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Emergisoft's products and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition or business.

Employees

     Emergisoft currently employs thirty individuals. The majority of the employees perform their functions from the corporate headquarters, except for our regional sales staff. Administration is made up of six full-time employees. Sales and marketing currently has five full-time employees with several openings for regional representatives to be filled. Client services includes the clinical support and help-desk staff and is made up of ten people. Technical services/ development, which includes all technical engineers, is comprised of nine people.

Recent Development

     In a continuing effort to expand our operations throughout the United States, on July 23, 2001, we signed a letter of intent to acquire Austin, Texas-based EmSTAT Corporation, a subsidiary of CyberPlus. We believe an acquisition of EmSTAT and its "Total Solution" program, combined with the technologically advanced CareLyncED (TM) solution, will further enhance our ongoing effort to increase our market share, build on our growing number of strategic alliances, expand our vertical marketing capabilities and establish ourselves as the leader in emergency department patient management automation. In the acquisition, which is subject to a number of contingencies, including satisfactory completion of due diligence, we would acquire all the assets, properties, contract rights, and the entire business and goodwill of EmSTAT.


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     Management's Discussion and Analysis

Results of Operations for the Three Months Ended March 31, 2001 Compared to the Three Months Ended March 31, 2000

     Revenues

     We recognize software license revenues consistent with Financial Accounting Standards Board (FASB) Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION and Staff Accounting Bulletin 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. These statements provide guidance on applying generally accepted accounting principles in recognizing revenue.

     During 1999, 2000 and the first quarter of 2001 our revenues were generated by license fees, maintenance fees and equipment sales pertaining to our ICUS based product. We will replace the ICUS based product called Emergisoft with a newly developed product called CareLyncED (TM) and no longer sell the ICUS based product. We continue to provide software support to our existing customer base using the ICUS based product. In the future, we expect to generate revenue through the sale of the newly developed product called CareLyncED (TM) and license and professional fees pertaining to GroupLyncEM (TM). We expect that the majority of future revenues will be generated from license and professional fees pertaining to CareLyncED (TM).

     We plan to aggressively market the CareLyncED (TM) and GroupLyncEM (TM) products through the addition of a national sales staff, advertising campaigns and attendance at tradeshows for emergency department physicians, nurses and hospital information technology professionals. No assurances can be given that any of the marketing efforts will result in revenue.

     Revenues related to license fees and maintenance revenues for the quarter ended March 31, 2001 were $109,441, compared to $279,837 in the same period last year. The decrease in revenues of $170,396 is due to lower license revenues recognized in 2001 offset by an increase of $14,546 in maintenance revenue. In the first quarter of 2000, we recognized $212,000 in license revenue from one customer, which had been deferred from a previous year. The remainder of our revenue results from monthly maintenance fees. We currently support seven clients.

     Cost of Revenues

     Cost of revenues include salaries, commissions, cost of hardware, licensing fees paid to third party vendors, product duplication, manuals and miscellaneous costs related to the actual installation of the product at a client site.

     We did not record any costs related to revenue in the first quarter of 2001 compared to $57,411 recognized in the same period of 2000. The cost of revenue in the first quarter of 2000 was related to revenue deferred from previous years.

     We expect cost of revenues to increase in the future as we develop a comprehensive customer service department, which will manage installations of CareLyncED (TM) and GroupLyncEM (TM), and support existing and new clients under support and maintenance agreements. We will provide a twenty-four hour, seven day a week support for clients. These expenses primarily will consist of the costs of additional personnel.


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     General and Administrative Expenses

     General  and   administrative   expenses  include  salaries  and  benefits,
professional services fees, facilities costs, advertising, and other expenses related to operations of our executive, sales and financial functions.

     General and administrative expenses for the first quarter 2001 were $973,748 compared to $1,114,754 in 2000. The reduction in 2001 was due, mainly, to lower attorney fees. We expect general and administrative expenses to increase in the future as we add personnel in administrative support roles as well as sales and marketing positions.

     Development Expenses

     Development expenses consist of costs related to the development of CareLyncED (TM) and GroupLyncEM (TM). Product development expenses increased in the first quarter 2001 to $953,379 from $47,182 in the first quarter of 2000 due to accelerated efforts to complete the CareLyncED (TM) product and the use of outside contractors.

     We believe that continued investment in the development of our products is critical to attaining our strategic objectives and as a result we expect to continue to incur development costs related to enhancements and testing of our current products. To date, all software development costs have been expensed as incurred.

         Legal Proceedings

     In December 1999, a stockholder and former officer of Emergisoft filed suit in federal court alleging that we were infringing on a copyright for the ICUS database and tool set that he claims to own personally. Our current service offering uses ICUS at all current customer sites. We believe we have an existing license to use and sublicense ICUS.

     In January 2000, the court issued a preliminary injunction allowing us to keep one copy of the ICUS source code for purposes of providing support to our current customers, but prohibiting us from selling and/or marketing the current ICUS-based product.

     On January 8, 2001, the federal court granted our motion for summary judgment, dismissing all of the former officer's claims and dissolving the preliminary injunction. The court is now reviewing the plaintiff's motion to set aside that summary judgment and our motion for attorney's fees.

     The former officer also has made us a party in his divorce action, which is pending in a Tarrant County, Texas district court. Many of the claims asserted in this action are the same or essentially the same as the claims which were dismissed by the federal court. We will seek dismissal of those claims at the appropriate time and contest the remainder of the plaintiff's claims vigorously.

     In February 1999, a settlement agreement was entered into with a customer involving a claim for refund of license fees paid to the Company whereby the Company is required to pay the customer a total of $342,000 plus interest of 6% on a portion of the outstanding balance and is required to assist the customer in re-selling the hardware component sold by the Company to the customer. The lesser of the proceeds, or $60,000, was to be applied directly to the outstanding settlement balance due to the customer by May 31, 1999. The balance of the settlement was to be repaid at a rate of $4,000 monthly, to be applied to interest first, at a rate of 6%, then to the outstanding principal balance. A balloon payment for the remaining outstanding balance is due December 1, 2003.

Results of Operations for the Year Ended December 31, 2000 Compared to the Year Ended December 31, 1999

     Revenues

     Revenue for the year ended December 31, 2000 was $920,428 compared to $1,416,402 for the year ended December 31, 1999, a decrease of 35 %. The decrease was due to a court order prohibiting Emergisoft from the sale or marketing of its ICUS based product. See "Legal Proceedings" above. Revenue in 2000 consisted of license revenue of $645,075 which had been deferred in 1999 pending customer acceptance. In addition, $262,949 was earned in 2000 from software maintenance agreements with our existing customers.

     Cost of Revenues

     Cost of revenue in 2000 was $184,268 compared to $565,262 in 1999, reflecting the reduced sales of our ICUS based product.

     In the future, we expect additional costs of revenue related to client support and maintenance agreements as we build a customer base that will be using our new products CareLyncED (TM) and GroupLyncEM (TM). Most of these costs will be related to increased headcount to staff customer support positions.

     General and Administrative Expenses

     Our general and administrative expenses increased to $6,390,406 in 2000 from $3,379,935 in 1999. This increase was primarily due to stock based compensation expense. The stock based compensation expense for 2000 was $4,502,220 compared to $1,273,000 in 1999. In 2000, additional headcount was added in anticipation of the product launch of CareLyncED (TM) and GroupLyncEM
(TM), new promotional marketing efforts also were implemented in the fourth quarter of 2000. Professional fees also increased due to the merger completed in May 2001. See "Description of Business; Overview."

     Development Expenses

     Development expenses consist of costs related to the development of CareLyncED (TM) and GroupLyncEM (TM). Product development expenses increased in 2000 to $2,500,311 from $405,075 in 1999. The increase is due to the increased use of outside contractors and our effort to accelerate the completion of CareLyncED (TM) and GroupLyncEM (TM). In 2000, $2,451,000 was paid to outside contractors for development expenses, $1,217,000 of this amount was paid through the issuance of common stock. In 1999, $80,560 was paid to outside contractors for development and of this amount $18,000 was paid through the issuance of common stock. We use our own personnel as well as outside contractors in the development efforts of our new products CareLyncED (TM) and GroupLyncEM (TM). We expect the general release of CareLyncED (TM) and GroupLyncEM (TM) early in the third quarter of 2001. We will continue to incur development costs related to enhancements to our current products. There is no assurance that the general release of CareLyncED (TM) and GroupLyncEM (TM) will occur. General release is dependent on satisfactory completion of ongoing functionality and performance testing of the products.

Liquidity and Capital Resources

     We have historically financed our operations primarily through private placements of our common stock and advances from stockholders. In 2000, we issued 20,437,237 shares of common stock in a private placement for proceeds of approximately $6,920,000. In addition, we issued 1,314,376 shares of common stock in exchange for conversion of related party notes and advances totaling $341,862. In 2000, we also issued 6,880,479 shares of common stock to a stockholder for anti-dilution protection granted in connection with an investment the stockholder made in 1999. In 1999, we issued 1,975,147 shares of common stock in a private placement of common stock and approximately 3,250,000 shares of common stock to employees and related parties for proceeds of approximately $909,000. As of March 31, 2001 we had approximately $2,000,000 in cash and cash equivalents.

     We have also historically issued common stock and stock options to vendors as consideration for goods and services received. In 2000 we issued 2,417,692 shares of common stock and options to acquire 746,000 shares of common stock to third party vendors. In addition, we issued 6,875,000 shares of common stock to a shareholder in return for a consulting agreement. We recorded charges totaling approximately $4.1 million in 2000 related to stock for services transactions. In 1999, we issued 45,000 shares of common stock and options to acquire 171,976 shares of common stock to vendors and recorded charges totaling $65,457 related to stock for services transactions.

     Other than funding our ongoing operations, including the development of our software products, our primary uses of cash have been to acquire fixed assets and repay our indebtedness. We acquired fixed assets in the amount of $22,730 and $56,690 in 2000 and 1999 respectively. We repaid $295,848 and $113,499 of our indebtedness in 2000 and 1999, respectively.

     We have available lines of credit totaling $1.5 million that were provided by two of our stockholders. Advances, if any, can be converted to common stock at the option of the stockholders' with a conversion price of $0.25 per share.

     We utilize significant capital to design, develop and commercialize our products. During the remainder of 2001, we intend to fund the marketing of our products and related operational activities by utilizing our lines of credit and cash contributed from operations. We may need additional capital to further develop or enhance our current planned product offerings, introduce new products and services, and to address unanticipated competitive threats, technical problems, economic conditions or for other requirements. We anticipate that if additional capital is required such financing may include the issuance of convertible debt, convertible preferred stock, common stock or other equity securities in exchange for a cash investment in us. There can be no assurance that any such additional financing will be available to us on acceptable terms, or at all. Additional equity financing may involve substantial dilution to our then existing stockholders. In the event we are unable to raise additional capital, we may be required to substantially reduce or curtail our activities.

     At March 31, 2001, we had no material commitments for capital expenditures.

Risk Factors

     History of Losses

     For our fiscal year ended December 31, 2000, we incurred net losses of $8,405,545. We had net losses of $3,298,359 in 1999. We have incurred net losses of $1,800,984 for the three months ended March 31, 2001 and, as of March 31, 2001, we have an accumulated deficit of $15,251,197. These continuing losses may increase from current levels. If our revenues do not increase substantially, we may never become profitable. Even if we do achieve profitability, we may not sustain profitability on a quarterly or annual basis in the future.

     Dependence on Principal Product

     We will derive a significant percentage of our revenue from sales of our core system, CareLyncED (TM). As a result, any event adversely affecting sales of the product could have a material adverse effect on our results of operations, financial condition or business. Revenue associated with CareLyncED
(TM) could fail to materialize as a result of several factors, including price competition and sales practices. There can be no assurance that we will be successful in marketing our current products or any new or enhanced products.

     Dependence on Proprietary Software

     Our success is dependent to a significant extent on our ability to protect the proprietary and confidential aspects of our software technology. Our software technology is not patented and existing copyright laws offer only limited practical protection. We rely on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions and technical measures to establish and protect our proprietary rights in our products. There can be no assurance that the legal protections afforded to us or the steps taken by us will be adequate to prevent misappropriation of our technology. In addition, these protections do not prevent independent third-party development of competitive products or services. We believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty arrangement with the party asserting the claim. As competing healthcare information systems increase in complexity and overall capabilities and the functionality of these systems further overlap, providers of such systems may become increasingly subject to infringement claims. Responding to and defending any such claims may distract the attention of our management and otherwise have a material adverse effect on our results of operations, financial condition or business.

     Risks Related to Technological Change and New Product Development

     The  market  for  our  products  is   characterized  by  rapid  change  and
technological advances requiring ongoing expenditures for research and development and the timely introduction of new products and enhancements of existing products. Our future success will depend in part upon the ability to enhance our current products, to respond effectively to technological changes, to sell additional products to our existing client base and to introduce new products and technologies that address the increasingly sophisticated needs of our clients. We will devote significant resources to the development of enhancements to our existing products and the migration of existing products to new software platforms. There can be no assurance that we will successfully complete the development of new products or the migration of products to new platforms or that our current or future products will satisfy the needs of the market for ED software systems. Further, there can be no assurance that products or technologies developed by others will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

     Quality Assurance and Product Acceptance Concerns

     Healthcare providers demand the highest level of reliability and quality from their information systems. Although we devote substantial resources to meeting these demands, our products may, from time to time, contain errors. Such errors may result in loss of, or delay in, market acceptance of our products. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on our results of operations, financial condition or business.

     Many healthcare providers are consolidating to create integrated healthcare delivery systems with greater market power. These providers may try to use their market power to negotiate price reductions for our products and services. As the healthcare industry consolidates, our client base could be eroded, competition for clients could become more intense and the importance of acquiring each client is likely to become greater.

     Risk of Product-Related Claims

     Certain of our products provide applications that relate to patient medical records and treatment plans. Any failure of the products to provide accurate, confidential and timely information could result in product liability or breach of contract claims against us by our clients, their patients or others. We intend to maintain insurance to protect against claims associated with the use of our products, but there can be no assurance that such insurance coverage will be available at a reasonable cost or, if available, will adequately cover any claim asserted against us. A successful claim brought against us in excess of our insurance coverage could have a material adverse effect on our results of operations, financial condition or business. Even unsuccessful claims could result in the expenditure of funds in litigation, as well as diversion of management time and resources. There can be no assurance that we will not be subject to product liability or breach of contract claims, that such claims will not result in liability in excess of our insurance coverage, that our insurance will cover such claims or that appropriate insurance will continue to be available to us in the future at commercially reasonable rates. Emergisoft has had actual claims related to the premature release of its Windows based product in 1997. These claims have currently been settled; however, we can give no assurance that we will not have similar or other product related claims, or that we could settle other similar product related claims.

     Risks Associated with Government Regulation

The healthcare industry in the United States is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. From time to time, certain proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our clients. Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including those for our products and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition or business.

     Control by Existing Management and Stockholders

     Our directors, executive officers and holders of more than 5% of our shares beneficially own approximately 64.56% of the outstanding shares of our common stock. An agreement or understanding to act in concert would allow them to continue to exercise control over our affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders.

     Reliance on Management and Key Personnel

     Management decisions of our business will be made exclusively by our directors and officers. Our stockholders will have no right or power to take part in management other than their right to vote for the election of our directors. Our operations are dependent on the continued efforts of our executive officers and senior management. Furthermore, we will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable or unwilling to continue in his or her role with us, or if we are unable to attract and retain other qualified employees, our business or prospects could be adversely affected. Although we have entered into an employment agreement, which includes confidentiality and non-compete provisions, with each of our key executive officers, there can be no assurance that any individual will continue in his present capacity with us for any particular period of time. Our success is also dependent to a significant degree on our ability to attract, motivate and retain highly skilled sales, marketing and technical personnel, including software programmers and systems architects skilled in the computer language with which our products operate. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on our results of operations, financial condition or business. Although we have been successful to date in attracting and retaining skilled personnel, there can be no assurance that we will continue to be successful in attracting and retaining the personnel we require to successfully develop new and enhanced products and to continue to grow and operate profitably.

     Possible Volatility of Stock Price

     The market price of our common stock may be subject to significant fluctuations in response to numerous factors, including variations in our annual or quarterly financial results or our competitors, changes by financial research analysts in their estimates of our earnings, conditions in the economy in general or in the healthcare or technology sectors in particular, announcements of technological innovations or new products or services by us or our competitors, proprietary rights development, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting us or the healthcare or technology sectors. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the common stock for reasons unrelated to our performance.

     Reliance on Third Party Vendors

     We depend  on  third-party  vendors  to  provide  software  consulting  and development services. We currently obtain most software consulting and development services from InfoSphere Incorporated. We cannot be certain that InfoSphere Incorporated will continue to provide its services to us at commercially reasonable prices or at all. Difficulties in obtaining alternative sources of services, if required, could adversely affect our business, future financial condition or operating results. Moreover, failure of InfoSphere Incorporated to provide to us the requested software consulting and development services for any reason would cause interruption in our ability to update, support and maintain our products, which may materially and adversely affect our business, financial condition and operating results.

     Competition

     We experience significant competition in conducting our business, and we expect such competition to continue to increase. A number of our competitors offer a broader variety of services and products and may have done so for longer periods of time. Our current and prospective competitors include large companies, some of which may be better known than us and may have greater financial, technical and marketing resources than we do.

     As a result of increased competition in our industry, we expect to encounter significant pricing pressure. We cannot be certain that we will be able to offset the effects of any required price reductions through an increase in the volume of our sales, higher revenues from other business services, cost reduction or otherwise, or that we will have the resources to continue to compete successfully. You should read "Description of Business; Competition" for further discussion of the competitors in our industry and competing products.

                             Description of Property

     We occupy a 10,000 square-foot facility built in 1988 located in Arlington, Texas, where Emergisoft has been located since October 31, 1998. We have entered into a triple net lease that controls our costs for the next two years. The current rate is $10,833 per month plus common area maintenance, tax and insurance charges that are estimated to be approximately $2,793 per month. The facility has approximately 3,000 square-feet of space devoted to training facilities. The training facilities provide clients with the advantage of interfacing in person with our key employees while they are on site.

         Security Ownership of Certain Beneficial Owners and Management

     The following table presents information regarding beneficial ownership of our common stock, as of June 30, 2001, by each of our directors and executive officers, all of our directors and executive officers as a group and each person who we know beneficially owns more than 5% of our common stock.

     Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power over the shares indicated as owned by that person, and the address of each person is the same as our address.


                Directors, Executive Officers and 5%       Beneficial Share Ownership
                                                           --------------------------
                            Stockholders
                            ------------

                                                                                  Percent
                               Directors                Number of Shares          of Class
                               ---------                ----------------          --------


Richard Manley (1)(2)                                           1,039,063            2.08%
Dan Witte (3)                                                     962,500            1.93%

Ron Hellstern (4)                                                 602,595            1.22%

Kenna Bridgmon (5)                                              1,981,250            4.05%

Ash Huzenlaub                                                   1,329,549            2.72%

Jason Sear                                                              -                -

Cameron Ware (6)                                                2,386,048            4.88%

                 Executive Officers Not Named Above
                 ----------------------------------

Joe Eppes (7)                                                     541,250            1.10%

James Williams                                                          -                -

Directors and executive officers as a group                     8,842,255           17.09%

                Holders of 5% or More Not Named Above
                -------------------------------------

James A. Ryffel (8)(9) (10)                                     9,097,013           18.44%
3113 South University Drive, Suite 600
Fort Worth, TX  76109-5617

Berlwood V, L.P. (10)                                          15,767,550           32.26%
1201 North Watson Road, Suite 100
Arlington, TX  76006

------------------------------------------------------------------------------

(1)  Includes  39,063  shares  issued  to the RSM  Family  Limited  Partnership.
     Richard   Manley  is  the  control   person  for  the  RSM  Family  Limited
     Partnership.

(2) Includes 1,000,000 shares of common stock issuable upon exercise of options.

(3) Includes 900,000 shares of common stock issuable upon exercise of options.

(4) Includes 550,000 shares of common stock issuable upon exercise of options.

(5) Includes  1,025,000 shares issued to the Benjamin
     George Bridgmon 1999 Trust. Kenna Bridgmon is a control person of the Benjamin George Bridgmon 1999 Trust.

(6) All shares of common stock are
     issued to InfoSphere Incorporated. Cameron Ware, a director, is a control person of InfoSphere Incorporated.

(7) Includes  428,750 shares of common
     stock  issuable upon exercise of options.

(8) James A. Ryffel is a control
     person of Woodcrest  Capital,  L.L.C.

(9) Includes 462,355 shares of common
     stock  issuable  upon  exercise of a warrant

(10)  Subject to an Agreement
     Among Stockholders. See "Certain Relationships and Related Transactions; Common Stock Purchase Agreement."



                        Directors and Executive Officers

     The following table sets forth information regarding the names, ages as of June 30, 2001, and position(s) held by our directors and executive officers.
Additional information concerning each individual follows the table.

Name                        Age    Position                                        Director Since   Officer Since
----                        ---    --------                                        --------------   -------------

Richard Manley               47    Chairman of the Board, Chief Executive             5/22/01          5/22/01
                                   Officer and President

Dan Witte                    48    Vice President - Operations and Finance,           5/25/01          5/25/01
                                   Chief Operating Officer, Chief Financial

                                   Officer and Director

James Williams               48    Chief Information Officer and Chief                   -             5/25/01
                                   Technology Officer

Kenna Bridgmon               52    Vice President - Client Services and Director      5/25/01          5/25/01

Ron Hellstern                58    Vice President - Medical Affairs and Director      5/25/01          5/25/01

Joe Eppes                    58    Vice President - Administration, Corporate            -             5/25/01
                                   Secretary and Treasurer

Ash Huzenlaub                25    Director                                           5/25/01          5/25/01

Jason Sear                   33    Director                                           5/25/01          5/25/01

Cameron Ware                 41    Director                                           5/25/01          5/25/01


     Prior to the merger with Emergisoft in May 2001, our sole officer and director was Lionel L. Drage. Upon the consummation of the merger, the officers and directors of Emergisoft became our officers and directors.

     RICHARD MANLEY has been Chief Executive Officer of Emergisoft since September of 2000. Previously, he was President and CEO of Cardio Vascular Concepts, Inc. (CVC). At CVC, he led the management team that acquired the company from its founder. He is a respected authority on medical industry sales and distribution channels and sits on the board and is President-Elect of IMDA, the Independent Medical Distributors Association. Under his leadership, CVC re-engineered and grew into a key regional player in the Southwest and Rocky Mountain markets.

     Mr. Manley currently directs the implementation of our forward strategies including management, e-commerce, product development and the development of a national marketing and distribution platform. He also has the primary responsibility, because of his contacts, knowledge and presence in the industry, of acquiring new technologies to feed our technology innovation introductions.

     Mr. Manley has an extensive background in specialty market marketing, including national and regional sales management with CVC, Ballard Medical Products and American Hospital Supply. He is a graduate of Vanderbilt University, where he played varsity baseball. After graduation, he served with distinction as an Artillery and Intelligence Officer in the United States Marine Corps.

     DAN WITTE has served as the Chief Operating Officer of Emergisoft since June of 2000, and Vice President-Finance and Chief Financial Officer since June of 1998. He joined the Emergisoft Board of Directors in June of 2000, at which time he served as Chairman of the Board.

     Mr. Witte is an accomplished CPA with over 26 years experience in public and private practice. He began his career with Ernst & Young LLP and directed audit engagements for publicly and privately owned companies with revenues ranging from $30 million to over $1 billion annually. Mr. Witte has been involved with annual and quarterly filings with the Securities and Exchange Commission for both New York and American Stock Exchange companies, as well as reports in connection with various filings for public debt and stock offerings. Additionally, he has provided management, advisory, financial, tax and consulting services to various private companies involved in manufacturing, real estate, management, and medical services. Mr. Witte is a member of the Fort Worth Chapter of the Texas Society of Certified Public Accountants and American Institute of Certified Public Accountants.

     Mr. Witte served as President and CEO of D. R. Professional Services, Inc. from 1988 to 1998. From 1975 to 1987 Mr. Witte was employed by Ernst & Young LLP as a Senior Manager. Mr. Witte graduated from the University of Texas at Arlington in December of 1975. He attended Texas A&M University in 1971 and 1972 on a baseball scholarship.

     JAMES WILLIAMS joined Emergisoft as the Chief Information Officer and Chief Technology Officer at the end of February 2001. He has a wealth of experiences in the healthcare and technology industries, where he has held senior management and executive positions. Prior to joining Emergisoft, he was President, Strategic Alliances Group, at BTrade.com. His group responsibilities included OEM alliance business development in the healthcare, energy utilities, EAI, and government industry sectors for security and data transformation enablement for other software manufacturers in the B2B world.

     Mr. Williams is responsible for both the internal and external technology direction of Emergisoft. These areas include software development, the internal infrastructure, the technology support strategies and all technologies used by Emergisoft for product design and software and hardware support. He will assist the management team in the analysis of the acquisition of new technology organizations and in the selection of appropriate organizations with whom to create strategic alliances.

     Mr. Williams has extensive experience in healthcare as the Chief Operating Officer in five different hospitals where he was also responsible for information systems security. At Perot Systems his expertise was tapped for numerous software projects. Mr. Williams is a graduate of Slippery Rock University, Georgetown University and Yale University, having received degrees in both technology and business management. He has also continued his military education and most recently was a member of the U.S. Army War College Class of 2000. He has and continues to serve the United States Marine Corps in the reserves as a Colonel with 27 total years of active and reserve service.

     KENNA BRIDGMON is one of the founders of Emergisoft and has overseen all aspects of the clinical content and design of Emergisoft's product since the inception of the product in 1989. She has over thirty years of experience in healthcare, with twenty-five of those in the healthcare information systems environment. Prior to starting Emergisoft, Ms. Bridgmon was the Director of Client Services for Continental Healthcare Systems, Inc., the leading provider of hospital pharmacy and materials management systems. From 1985 to 1992, Ms. Bridgmon served as an independent healthcare consultant handling project management, system evaluations and recommendations for various hospitals and healthcare facilities. From 1984 to 1985, Continental Healthcare employed Ms. Bridgmon as the Director of Client Services. From 1979 to 1984, Ms. Bridgmon was the Director of Clinical Systems for Jewish Hospital in St. Louis, responsible for all computerization of patient care information systems. From 1975 to 1979, Ms. Bridgmon served as Senior Clinical Installer for Technicon Data Systems.

     DR. RON HELLSTERN is our Vice President overseeing Medical Affairs. He is currently Chairman of Medical Edge Healthcare Group, Inc., a principal and President of Medical Practice Productivity Consultants, Executive / Medical Director of Metrocrest Medical Services Inc., and is a member of the Faculty for the American College of Emergency Physicians. Dr. Hellstern served as CEO for Metroplex Emergency Physicians Associates, P.A. from 1978 to 1997; President, Medtrust Healthcare Services, Inc. from 1988 to 1996; and Chairman of the Department of Emergency Medicine, RHD and Trinity Medical Centers from 1979 to 1989. Dr. Hellstern has held a number of additional directorships surrounding the health industry.

     JOE EPPES is our Vice President of Administration. He has been an active officer of Emergisoft for over ten years. His experience in management, marketing and sales has been invaluable in developing and maintaining the infrastructure of Emergisoft. Through constant evaluation and recommendations, he has remained a significant contributor in various positions within Emergisoft, including Human Resources, hospital evaluations and investor-relations and has the distinction of making the first sale of Emergisoft's product.

     Mr. Eppes was the founder of Tarver & Eppes, Inc., a multi-office real estate company in the Dallas-Fort Worth area. As a commercial real estate broker/investor, Mr. Eppes was responsible for several developments, such as the 900-acre Walnut Creek Addition and Country Club in Mansfield, Texas. The Western Company of North America (Eddie Chiles) selected Mr. Eppes to oversee their nationwide expansion of sites and facilities (1979-1985). He was responsible for an annual budget of $10 million. His involvement with Mr. Chiles led to many interesting projects and assignments, several involving the Texas Rangers Baseball Club.

     ASH HUZENLAUB is a principal and partner of Woodcrest Capital, a Fort Worth, Texas, based diversified venture finance firm. In March 1999, Mr. Huzenlaub co-founded an Internet-based public relations industry Application Service Provider. Mr. Huzenlaub serves as Public Relations and Web Development Strategy Director to Hispanic Television Network, Inc., the third largest Spanish-language television broadcaster in the United States. In 1997, Mr. Huzenlaub created the "Independent Study for Entrepreneurship" with sponsorship from Apple Computer Company and Southwest Airlines. The study led to what is now the Ryffel Center for Entrepreneurial Studies at Texas Christian University. In 1998, Mr. Huzenlaub served as President of TCU's Financial Management Association. Mr. Huzenlaub is on the Board of Advisors for web development firm Interactive Associates, TCU's Ryffel Entrepreneurship Center, and serves as Chairman of the North Texas Run to the Cross Road Race, benefiting youth ministries. Mr. Huzenlaub holds a B.B.A. Degree in Finance and Marketing, 1998, from Texas Christian University. He participated in the Leadership Studies program at Regents College, London, England. He also attended the Caruth Entrepreneurship Center program at Southern Methodist University.

     JASON SEAR, a partner of Berlwood V, L.P., is involved in several local and nationwide business enterprises as an investor and executive team member. Educated in economics at the University of St. Thomas, Mr. Sear sits on several boards and oversees the financial management of a variety of partnerships and corporations, primarily related to real estate investment, corporate development and business finance.

     CAMERON WARE began his career as an engineer at General Dynamics. Several years later, he left the aerospace industry to pursue an interest in software customization. Mr. Ware realized a unique opportunity existed in applying engineering principles and skills to solve business problems, which led him and his co-founders, Wendy Ware and James Nikirk, to establish InfoSphere Incorporated in 1994. Cameron is the President of InfoSphere. With technology demand shifting, Mr. Ware began repositioning InfoSphere in 1998 for eBusiness consulting. Under his leadership, InfoSphere, including its Monterrey, Mexico subsidiary, has grown from three employees in 1994 to more than one hundred today. Mr. Ware is a graduate of the University of Texas at Arlington with a B.S. in Mechanical Engineering.

                             Executive Compensation

Summary Compensation Table

     The following Summary Compensation Table sets forth the annual and long term compensation during our previous three fiscal years for our Chief Executive Officer, our two most highly-compensated executive officers other than the Chief Executive Officer and one additional executive officer who was not elected until February 2001. The compensation of all of the officers other than Mr. Kropf and Mr. Drage was paid to them by Emergisoft prior to our acquisition of Emergisoft.


                                                       Annual Compensation                Long Term Compensation Awards
                                                       -------------------                -----------------------------
                                                                         Other Annual       Restricted     Securities
         Name and Principal                                   Bonus      Compensation            Stock     Underlying
             Position                  Year   Salary ($)       ($)                ($)       Awards ($)    Options (#)
             ---------                 ----   -----------     ----      -------------      ----------    -----------
Robert Kropf (1)                       1998             -         -                 -                -              -
President and Chief Executive          1999             -         -        25,000 (2)                -              -
Officer                                2000             -         -                 -                -              -

Lionel L. Drage (3)                    1998             -         -                 -                -              -
President                              1999             -         -                 -                -              -
                                       2000             -         -                 -                -              -

George A. Bridgmon (4)                 1998        12,000         -                 -                -              -
Chief Executive Officer                1999             -         -                 -                -              -
                                       2000             -         -                 -                -              -

Harold O. Branson (5)                  1998        10,000         -                 -                -        663,000
Chief Executive Officer,               1999       132,000         -                 -                -              -
President                              2000       120,000         -                 -                -         37,500
and Chief Operating Officer

Richard Manley (6)                     1998             -         -                 -                -              -
Chairman of the Board,                 1999             -         -                 -                -              -
Chief Executive Officer and            2000        41,833         -                 -                -      2,000,000
President
Dan Witte (7)                          1998         6,000         -                 -                -        200,000
Vice President - Operations            1999       119,000         -                 -                -      1,650,000
and Finance, Chief Financial           2000       128,500         -                 -                -      1,000,000
Officer and Chief Operating Officer

Ron Hellstern (8)                      1998             -         -                 -                -              -
Vice President - Medical Affairs       1999             -         -                 -                -              -
                                       2000        67,500         -                 -                -      1,550,000


James Williams (9)                     1998             -         -                 -                -              -
Chief Information Officer and          1999             -         -                 -                -              -
Chief Technology Officer               2000             -         -                 -                -        150,000


--------------------------------

(1) Robert Kropf was our President and CEO prior to the Emergisoft merger on May 25, 2001. He was elected on April 30, 1999 and resigned on December 4, 1999.

(2) For his service as sole officer and director, we issued to Mr. Kropf 25,000,000 shares of common stock, which were valued at $25,000.00.

(3) Lionel L. Drage was elected as our President on December 4, 1999 and served in this capacity until he resigned on May 22, 2001.

(4) George A. Bridgmon was elected Chief Executive Officer of Emergisoft on May 20, 1998 and served in this capacity until his resignation on July 20, 1998.

(5) Harold O. Branson was assigned the authority and responsibilities of Chief Executive Officer of Emergisoft on July 20, 1998. He resigned on December 1, 2000.

(6) Richard Manley was elected Chief Executive Officer and President of Emergisoft on October 6, 2000, and Chairman of the Board of Emergisoft on November 10, 2000.

(7) Dan Witte was elected Vice President - Finance and Chief Financial Officer of Emergisoft on June 5, 1998. He was elected Chief Operating Officer on August 24, 2000.

(8) Ron Hellstern was elected Vice President - Medical Affairs of Emergisoft on October 6, 2000.

(9) James Williams was elected Chief Information Officer and Chief Technology Officer of Emergisoft on February 28, 2001. Mr. Williams' annual compensation is $132,000, and he was granted an option to acquire 150,000 shares of common stock on March 31, 2001.

Stock Options Granted in 2000

     The following table contains information concerning stock option grants by Emergisoft made to the executive officers named in the Summary Compensation Table appearing above during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to individuals during 2000. Each option has a maximum term of either 5 or 10 years, as indicated, subject to earlier termination in the event of the option holder's cessation of employment with us. Pursuant to the Emergisoft merger agreement, we assumed all of the options granted by Emergisoft and they now represent options to acquire shares of our common stock.


                         Number of   % of Total
                        Securities    Options
                        Underlying   Granted to     Exercise
                          Options     Employees     Price per    Expiration
         Name             Granted    In 2000 (1)    Share ($)       Date
         ----             -------    -----------    ---------       ----

Robert Kropf(2)             -             -             -            -
Lionel L. Drage(2)          -             -             -            -
George A. Bridgmon(2)       -             -             -            -
Harold O. Branson       37,500(3)        0.67         0.64        04/01/10
Richard Manley         1,000,000(4)     17.77         0.01        09/11/10
                       1,000,000(5)     17.77         0.64        09/11/10
Dan Witte              1,000,000(6)     17.77         0.64        10/01/10
Ron Hellstern          1,550,000(7)     27.54         0.10        12/01/10
James Williams(8)           -             -             -            -

------------------------

(1) The aggregate number of options granted to employees in 2000 was 5,627,375. Of these options, 203,125 have expired.

(2)  This officer was not granted any stock options in 2000.

(3) These options expired in January 2001, thirty days after Mr. Branson's resignation as an officer of Emergisoft.

(4) The options vest as to one-half of the option shares on each of September 11, 2001 and March 11, 2002.

(5) The options vest as to one-half of the option shares on each of September 11, 2001 and March 11, 2002.

(6) One-half of the option shares have vested. An additional one-fourth of the option shares vest on each of October 1, 2001 and April 1, 2002.

(7) The options have vested as to 550,000 of the option shares, and 500,000 of the option shares vest on each of December 1, 2001 and December 1, 2002.

(8) On March 31, 2001, James Williams was granted an option to purchase 150,000 shares. The options vest as to one-third of the option shares on each of March 31, 2002, March 31, 2003 and March 31, 2004.


Stock Option Exercises and Fiscal Year-End Option Values

     The following table contains certain information concerning the value of unexercised options at December 31, 2000. None of the named executive officers exercised any stock options during 2000.

                   Number of Securities Underlying   Value of Unexercised

                         Unexercised Options         In-the-Money Option,
                         at December 31, 2000       At December 31, 2000(1)
                         --------------------       -----------------------
Name               Exercisable    Unexercisable   Exercisable  Unexercisable
----               -----------    -------------   -----------  -------------
Robert Kropf            -               -              -             -
Lionel L. Drage         -               -              -             -
George A. Bridgmon      -               -              -             -
Harold O. Branson       -               -              -             -
Richard Manley       500,000         500,000        985,000       985,000
                        0          1,000,000          0         1,340,000
Dan Witte            400,000            0           768,000          0
                     500,000         500,000        670,000       670,000
Ron Hellstern        550,000       1,000,000      1,034,000     1,880,000
James Williams(2)       -               -             -             -


---------------

(1) The fair market value of the options for the year ended December 31, 2000 was $1.98.

(2)  James Williams was not granted an option until March 31, 2001.

Employment Agreements

     We have assumed Emergisoft employment agreements with each of Richard Manley, Dan Witte and Ronald Hellstern. Mr. Manley's agreement provides for an annual base salary of $200,000 during the first year and $250,000 during the second year plus any bonuses to be determined annually by our Board of Directors. The agreement is for a term of two years. Effective as of the expiration of such initial two-year term and as of each anniversary date thereof, the term will be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than thirty (30) days prior to each such date, we or Mr. Manley give notice to the other that the term will not be so extended. Mr. Manley's employment agreement provides that, in the event of a termination of employment by us without cause (other than upon the death or disability of Mr. Manley) or by Mr. Manley for good reason (as defined in the agreement, or the non-renewal of the employment agreement by us), Mr. Manley will be entitled to severance payments equal to Mr. Manley's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 24 months. As reflected above, Mr. Manley's agreement includes a grant of options to purchase 2,000,000 shares of common stock, 1,000,000 at an exercise price of $.01 and 1,000,000 at an exercise price of $.64, with vesting occurring over the term of the agreement.

     Mr. Witte's agreement provides for an annual base salary of $150,000 during the first year and $180,000 during the second year plus any bonuses to be determined annually by our Board of Directors. The agreement is for a term of two years. Effective as of the expiration of such initial two-year term and as of each anniversary date thereof, the term will be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than thirty (30) days prior to each such date, we or Mr. Witte give notice to the other that the term will not be so extended. Mr. Witte's agreement provides that, in the event of a termination of employment by us without cause (other than upon the death or disability of Mr. Witte) or for good reason (as defined in the agreement, or the non-renewal of the employment agreement by us), Mr. Witte will be entitled to severance payments equal to Mr. Witte's base salary as in effect immediately prior to such termination over the longer of the then-remaining term or 12 months. As reflected above, Mr. Witte's agreement includes a grant of options to purchase 1,000,000 shares of common stock, at an exercise price of $.64, with vesting occurring over the term of the agreement.

     Dr. Hellstern's agreement provides for an annual base salary of $150,000, plus bonuses to be determined annually by our Board of Directors and a 1-3% commission on annual license fees collected by us for CareLyncED (TM), not to exceed $500,000 per year during 2001 through 2003 and $300,000 per year during 2004 through 2006. The agreement is for a term of three years. Effective as of the expiration of such initial three-year term and as of each anniversary date thereof, the term will be extended automatically for an additional 12-month period on the same terms and conditions existing at the time of renewal unless, not later than thirty (30) days prior to each such date, we or Dr. Hellstern give notice to the other that the term will not be so extended. Dr. Hellstern's agreement provides that, in the event of a termination of employment by us without cause (other than upon the death or disability of Dr. Hellstern) or by Dr. Hellstern for good reason (as defined in the agreement, or the non-renewal of the employment agreement by us), Dr. Hellstern will be entitled to severance payments equal to Dr. Hellstern's base salary as in effect immediately prior to such termination over the then-remaining term and all earned commissions. As reflected above, Dr. Hellstern's agreement includes a grant of options to purchase 1,550,000 shares of common stock, at an exercise price of $.10, with vesting occurring over the term of the agreement.

     Each employment agreement contains a covenant not to compete with us during the period of employment, as well as during an additional three-year period, without our prior approval.

                 Certain Relationships and Related Transactions

Kropf Share Acquisition

     In January 1999, we issued 25,000,000 shares of our common stock to Robert Kropf, one of our former officers and directors, in consideration for services he rendered to us. Pursuant to a Share Cancellation Agreement by and between us, Emergisoft and Mr. Kropf, 23,364,725 of the shares were canceled effective upon the consummation of the merger with Emergisoft on May 25, 2001.

Woodcrest Consulting Agreement

     In February 2000, Emergisoft entered into a consulting agreement with Woodcrest Capital, LLC to provide, among other things, assistance with the development and implementation of a business plan and strategy, determination of management organizational structure and staffing needs, identification of and recruitment of qualified personnel for Emergisoft's management, engagement and supervision of professional advisors, and assessment of working capital needs and assistance in arranging to finance those needs. Woodcrest received 6,875,000 shares of common stock as consideration for the consulting agreement. Emergisoft recorded a charge of $2,800,000 in the year ended December 31, 2000 for the fair value of the equity issued, which was to be amortized over the two-year term of the consulting agreement. The consulting agreement was terminated in December 2000 and, as a result, Emergisoft recorded the full charge in the year ended December 31, 2000. Woodcrest's shares were converted into shares of our common stock as part of the Emergisoft merger transition.

InfoSphere Services Agreement

     In March 2000, Emergisoft entered into a services agreement with InfoSphere Incorporated. InfoSphere provided and continues to provide to us the majority of the programmers that are being utilized in the development of CareLyncED (TM). Originally, pursuant to the services agreement, Emergisoft issued shares of its common stock to pay for 50% of the services provided by InfoSphere at a value of $.40 per share. Under the terms of the services agreement, Emergisoft issued a total of 2,386,048 shares of its common stock to InfoSphere. In January 2001, Emergisoft and InfoSphere amended the services agreement to provide for payments of cash only for services rendered by InfoSphere. The president of InfoSphere, Cameron Ware, serves on the Company's Board of Directors. InfoSphere's shares were converted into shares of our common stock as part of the Emergisoft merger transaction.

Common Stock Purchase Agreement

     In December 2000, Berlwood V, L.P. purchased 15,767,550 shares of Emergisoft common stock for $4,000,000 or $.2536855 per share. Berlwood's shares were converted into shares of our common stock as part of the Emergisoft merger transaction. In connection with Berlwood's purchase of common stock, the consulting agreement between Woodcrest Capital, L.L.C. and Emergisoft was terminated. As a condition to Berlwood's purchase of Emergisoft common stock, Emergisoft, Berlwood and Woodcrest entered into an Agreement Among Stockholders, which now applies to us in the way it applied to Emergisoft. Pursuant to such agreement, each of Berlwood and Woodcrest, and/or their permitted transferees, have the right to elect one member of our Board of Directors.

     Pursuant to the Agreement Among Stockholders, Berlwood, irrevocably appointed Woodcrest, or its permitted transferees, as Berlwood's lawful attorney and proxy. Such proxy gives Woodcrest the limited right to vote each of the 15,767,550 shares of our common stock beneficially owned by Berlwood only for the following limited purposes: (a) to elect one director that Woodcrest and/or its permitted transferees are entitled to elect pursuant to the Agreement Among Stockholders; (b) to remove a director elected by Woodcrest and/or its permitted transferees; and (c) to fill any vacancy on our Board of Directors resulting from the removal, resignation or death of a director elected by Woodcrest and/or its permitted transferees.

     Similarly, Woodcrest, or its permitted transferees, appointed Berlwood, or its permitted transferees, as Woodcrest's lawful attorney and proxy. Such proxy gives Berlwood the limited right to vote each of the 15,174,189 shares of our common stock beneficially owned by Woodcrest, or its permitted transferees, only for the following limited purposes: (a) to elect one director that Berlwood and/or its permitted transferees are entitled to elect pursuant to the Agreement Among Stockholders; (b) to remove a director elected by Berlwood and/or its permitted transferees; and (c) to fill any vacancy on our Board of Directors resulting from the removal, resignation or death of a director elected by Berlwood and/or its permitted transferees.

     The Agreement Among Stockholders continues in effect for the benefit of Berlwood and/or its permitted transferees or Woodcrest and/or its permitted transferees until such time as Berlwood or Woodcrest, and/or their permitted transferees, as applicable, hold less than a five percent interest in our issued and outstanding common stock.

Berlwood/Woodcrest Financing

     In May 2001, each of Berlwood and Woodcrest signed a letter of commitment for our benefit. Pursuant to the terms of the letters of commitment, each of Woodcrest and Berlwood approved a commitment of $750,000 in financing for us. We may draw on such commitments in whole or in part, from time to time, and at any time prior to April 30, 2002. Each of Woodcrest and Berlwood may elect to fund draws on the basis of a promissory note or a common stock investment or a combination of the two. If a common stock investment is selected by either Berlwood or Woodcrest, the common stock will be issued at $.2536855 per share.

                            Description of Securities

     Our capital stock consists of 750,000,000 authorized shares of common stock, $.001 par value per share. As of June 30, 2001, there were 48,873,818 shares of common stock outstanding. We also have assumed warrants, convertible notes and options outstanding as described below.

Common Stock

     Holders of common stock are entitled to one vote per share on all matters subject to stockholder vote. All of our presently outstanding shares of common stock, and all newly issued shares of common stock will be fully paid and non-assessable. If we are liquidated or dissolved, holders of shares of common stock will be entitled to share ratably in assets remaining after satisfaction of liabilities.

Warrants

     Upon consummation of the merger with Emergisoft, we assumed certain warrants issued by Emergisoft. Holders of warrants are entitled to purchase a total of 496,412 fully paid and non-assessable shares of our common stock at an exercise price of $.40 per share. Such common stock will have the same rights as other shares of common stock as described above. The warrants are exercisable at any time prior to February 7, 2010, and contain anti-dilution protection provisions covering all issuances or deemed issuances of common stock. In the event of such issuances or deemed issuances of common stock for less than $.40 per share, the exercise price of the warrants will automatically adjust to such lower amount.


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


10% Convertible Notes

     Pursuant to the merger with Emergisoft, we assumed a total of $5,854 in principal amount of convertible notes which bear interest at the rate of 10% per annum. Interest will be added to the outstanding principal amount of the notes on February 7, 2001, and February 7, 2002. The notes plus any accrued interest are convertible into fully paid and non-assessable shares of common stock at a conversion price of $.20 per share. On February 7, 2002, we must pay any unpaid/non-converted principal plus accrued interest. The notes contain anti-dilution protection provisions covering all issuances or deemed issuances of common stock. Upon an issuance or deemed issuance of common stock below $.20 per share, the conversion price will automatically adjust to the lower price.

Options

     Pursuant to the merger with Emergisoft, we assumed all of Emergisoft's outstanding options issued under its stock incentive plan, which provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock to consultants, directors, officers and key employees of Emergisoft. The purpose of the plan was to attract and retain skilled, qualified officers, directors, key employees and consultants, to motivate them to achieve long-range goals and to further align their interests with those of Emergisoft's stockholders. We reserved 7,634,476 shares of our common stock for issuance upon the exercise of outstanding options as of the date of the merger.

  Market Price of and Dividends on Common Equity and Other Stockholder Matters

Market Information

     There is no significant trading market for our common stock, which subjects the market price of our common stock to a high level of volatility.

     Our common stock is not eligible for trading on any national or regional exchange. Our common stock is currently trading on the NASDAQ Over-the-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934. This market tends to be highly illiquid, in part because there is no national quotation system by which potential investors can trace the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in that particular stock. There are currently no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in our common stock. We are not certain that an active trading market in our common stock will develop, or if such a market develops, that it will be sustained. In addition, there is a greater chance for market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

o    the lack of readily available price quotations;

o the absence of consistent administrative supervision of "bid" and "ask" quotations;

o    lower trading volume; and

o    market conditions.

     In addition, business events may cause a decline in the price of our common stock. These events could include, but are not limited to:

o    announcements concerning our business or competitors;

o    technological innovations;

o    loss of key personnel; and

o    government regulation.

     In a volatile market, we may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a stockholder from obtaining a market price equal to his purchase price when he attempts to sell our securities in the open market. In these situations, a stockholder may be required to either sell our securities at a market price which is lower than his purchase price, or to hold his investment in our securities for a longer period of time than he planned to hold this investment. A sharp decline in the price of our common stock could also result in securities class action litigation against us. Such litigation could be very costly and divert management's attention and resources, which may have a material adverse effect on our business, financial condition and results of operations.

     The market price of shares of our common stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the common stock in the public market. While currently substantially all of our shares are subject to legal or contractual resale restrictions, 46,235,085 shares held by the former Emergisoft stockholders will become eligible for sale, subject to the volume limitations, manner of sale and notice requirements of Securities and Exchange Commission Rule 144, on May 25, 2002. Also, upon the expiration of a lock-up agreement with us on May 25, 2002, an additional 1,635,725 shares of common stock held by our primary stockholder prior to the merger with Emergisoft, will become eligible for sale without regard to the volume limitations and manner of sale and notice requirements of Rule 144.

Holders

     As of May 25, 2001, there were approximately 188 holders of our common stock.

Dividends

     We have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. The current policy of our Board of Directors is for us to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of the Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy.

                                Legal Proceedings

     In December 1999, one of our stockholders and a former officer filed suit in federal court alleging that we were infringing on a copyright for the ICUS database and tool set (ICUS) that he alleged was owned personally by him. Our current service offering uses ICUS at all current customer sites. We believe that we have an existing license to use and sublicense ICUS.

     In January 2000, the court issued a preliminary injunction allowing us to keep one copy of the ICUS source code for purposes of providing support to our current customers, but prohibiting us from selling and/or marketing our current ICUS-based product.

     On January 8, 2001, the federal court granted our motion for summary judgment, dismissing all of the former officer's claims and dissolving the preliminary injunction. The court is now reviewing the plaintiff's motion to set aside that summary judgment and our motion for attorneys' fees.

     The former officer also has made us a party in his divorce action, which is pending in a Tarrant County, Texas district court. Many of the claims asserted in this action are the same or essentially the same as the claims which were dismissed by the federal court. We will seek dismissal of those claims at the appropriate time and contest the remainder of the plaintiff's claims vigorously.

                     Recent Sales of Unregistered Securities

     We have or Emergisoft has issued and sold or otherwise transferred the below listed unregistered securities in the past three years. These issuances were deemed exempt from registration under the Securities Act of 1933 in reliance on either (i) Section 4(2) of the Securities Act, as transactions not involving any public offering, (ii) Rule 506 promulgated under the Securities Act, or (iii) Rule 701 promulgated under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this section.

o In January 1999, Robert Kropf, our sole officer and director at the time, was issued 25,000,000 shares of our common stock as compensation for his services valued at $25,000.

o In March 1999, Emergisoft commenced its first private placement. The maximum offering was 7,500,000 shares of common stock at $.10 per share, an aggregate offering value of $750,000. All of the common stock was sold to accredited investors.

o Subsequent to January 1, 1999, Emergisoft issued a total of 10,046,396 shares of its common stock as compensation for services to independent contractors and service providers. The total value of the services was $4,398,292.

o In March 2000, Emergisoft commenced a second private placement. The maximum offering was 240 units (or 9,374,880 shares) at a price of $25,000 per unit. Each unit consisted of 39,062 shares of Emergisoft common stock. All of the common stock was sold to accredited investors.

o On December 8, 2000, 15,767,500 shares of Emergisoft common stock were issued under a Common Stock Purchase Agreement by and between Emergisoft and Berlwood V, L.P., a Texas limited partnership. The purchase price was $4,000,000.

o On May 25, 2001, each share of common stock of Emergisoft issued and outstanding immediately prior to that date was converted into the right to receive one fully paid, non-assessable share of our common stock.

o Prior to the merger transaction in May of 2001, options to purchase a total of 8,212,000 shares of Emergisoft common stock were granted to directors, officers, employees and consultants under the Emergisoft stock incentive plan.

                    Indemnification of Directors and Officers

     Our Articles of Incorporation provide that our Board of Directors may from time to time provide in the By-Laws or by resolutions, that we indemnify our officers, directors, agents and other persons to the full extent permitted by the law of the State of Nevada. Our By-Laws provide for full indemnification of our directors, officers, employees or agents.